BNC Mortgage Inc.
                     Presentation to the Special Committee
                           of the Board of Directors
                                February 3, 2000

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

Table of Contents
-----------------

I.       FBR Transaction Mandate
II.      Summary of Proposal
III.     Current Market Conditions
IV.      BNCM Valuation Analysis
V.       BNCM Acquisition Co. Overview
VI.      FBR Conclusion Regarding Fairness
VII.     Next Steps

                             FBR TRANSACTION MANDATE


FBR Transaction Mandate
-----------------------

FBR has been retained by the Special Committee of the Board of Directors to conduct a financial evaluation of BNC Mortgage Inc. (the "Company") proposed sale of 100% of the capital stock to certain members of the Company's management team in concert with its financial partner, Lehman Brothers Holdings, Inc. or certain affiliated entities. In addition, provide an opinion regarding the fairness of the transaction to the shareholders of the Company. In connection with its analysis regarding the transaction FBR completed the following tasks:

o    Comparable industry sector analysis and peer group performance comparisons;

o Evaluation of the Company, including review of its current and historical financial condition, franchise value, operations and projected results;

o Evaluation of financing package contemplated by BNCM Acquisition Co. provided by Lehman Brothers Holdings, Inc.;

o Performed comparison analysis of the transaction consideration to be received by the Company's shareholders versus the Company's growth prospects relative to the industry and its positioning in the sub-prime mortgage sector.

                              SUMMARY OF PROPOSAL

Proposed Transaction - BNCM Acquisition Co.
-------------------------------------------

Purchase Price:               $10.00 per share or  approximately  $51.9  million
                              based on 5,042,350 BNCM shares outstanding and full vesting and acceleration of 715,902 BNCM options

Form of Consideration:        Shareholders  will  receive  100%  cash  equal  to
                              $10.00 per share.

Transaction Structure:        BNCM  Acquisition Co. acquires BNC Mortgage,  Inc.
                              in a reverse  Merger such that BNC Mortgage,  Inc.
                              will remain the surviving entity

Tax Impact:                   Taxable transaction to stockholders

Break-up Fee:                 $1,500,000 break-up fee/ $500,000 max. on expenses

Drop Dead Date:               July 31, 2000

Financing Package:            The aggregate  purchase price for the Company will
                              be funded  with a  combination  of debt and equity
                              financing. Debt Component will be funded by Lehman
                              Commercial    Paper:    (a)   Acquisition    Loan:
                              Approximately   $25.5   million   (b)  Term  Loan:
                              Approximately $11.575 million

                              Equity   Component:
                              (a) Management team will contribute BNCM stock valued $2.375 million
                              (b) Lehman or an affiliate will subscribe to $6.0 million of preferred stock of BNCM Acquisition Co.
                              (c) Proposed Evan Buckley subscribes to $2.5 million preferred.


Acquisition Vehicle:          BNCM Acquisition  Co.

                              Formed by Mortgage Investco LLC and Kelly Monihan, Peter R. Evans, Al Lapena, Gary Vander-Haeghen, Marles Crow and Jamie Langford.

                              Lehman Brothers Holdings, Inc. or an affiliate thereof

                              Evan Buckley

Offer Analysis
--------------


                             Pricing Multiples Summary
                             -------------------------

                                               BNC Acquisition     BNC Acquisition
-----------------------------------------------------------------------------------
                                                    Corp.          Corp - Adjusted.
-----------------------------------------------------------------------------------
Aggregate Offer Value:                             $51.9 M             $32.0
Price Per Share:                                   $10.00              $10.0
BNCM's Tangible Book Value at 12/31/99:            $33.5M              $9.78
Offer Value / Tangible Book:                       1.55                3.27
BNCM's Stated Book Value at 12/31/99:              $34.9M              $11.2
Offer Value / Stated Book Value:                   1.49                2.85
2000FY Earnings Projection (Consensus Mean):       $4.750M             $4.162M
Offer Value / 2000FY Earnings Projection:          10.93x              7.68x
2001FY Earnings Projection (Consensus Mean):       $6.125M             $5.537
Offer Value / 2001FY Earnings Projection:          8.47x               5.78x
Premium Over Market (at 2/1/00):                   44.14%              44.14%


Post Transaction Structure of BNCM
----------------------------------

o    BNC Mortgage, Inc. to remain the surviving corporation;

o Resulting management team will include: Kelly W. Monahan, Peter R. Evans, Al Lepena, Gary Vander-Haeghen, Marles Crow and Jamie Langford;

o    Business Model will maintain emphasis on whole loan sales;

o    Continued business arrangement with Lehman Brothers Holdings, Inc.

                            CURRENT MARKET CONDITIONS


Current Industry Trends
-----------------------

o Lack of support in secondary markets are forcing mono-line sub-prime mortgage originators to find additional exit strategies for their assets.

o    Examples of this occurrence:
     1) US Bancorp's 18.8% investment in New Century Financial Corp.
     2) Acquisition of Long Beach Mortgage, Inc. by Washington Mutual, Inc.
     3) Capital Z's 80% investment in Aames Financial Corp.
     4) National City Corporation's acquisition of First Franklin Financial Companies, Inc.

     5) BNC Mortgage, Inc. - affiliates with Lehman Brothers Holdings, Inc.

o History has proven that those companies with multiple exit strategies for their assets will be the winners.


Current Market Environment
--------------------------

o The sub-prime mortgage sector still has not recovered since the liquidity crisis in the fall of 1998

o Increased scrutiny from the FDIC and other regulatory bodies concerning capital requirements for those regulated entites who acquire or originate sub-prime mortgage credits

o Comparable publicly traded companies stock prices are down approximately 43.0% for the 52 weeks ended December 15, 1999

o Execution premiums for sub-prime mortgage loans in the secondary market have continued to decline since the fall of 1998.

o The secondary market for sub-prime mortgage loans continue to be dominated by an extremely small group of larger players; Lehman Brothers is the leader among that group.

o Several high-profiled bankruptcies by non-bank sub-prime lenders, have increased the scrutiny of this lending segment by market participants, rating agencies, and regulators.

o FBR acted as advisor on the sale of Long Beach Mortgage, Inc. to Washington Mutual, Inc. on 10/1/99;

o FBR currently assisting H&R Block with its strategic objectives as it relates to Option One Mortgage, its sub-prime mortgage subsidiary;

o FBR has intimate knowledge of those entities seeking to acquire assets within the sub-prime sector.

                             BNCM VALUATION ANALYSIS


Comparison Analysis
-------------------

-------------------------------------------------------------------
BNC MORTGAGE, INC.
------------------
AT OR FOR THE 6 MONTHS ENDED 12/31/00
-------------------------------------
-------------------------------------------------------------------
BNCM Stock Price (2/02/00)                                 $6.94

Book Value per Share                                       $6.93
Tangible Book Value per Share                              $6.67

FY 6/30/99 Earnings per Share                              $1.14
CY 6/30/00 Estimate Earnings per Share                     $0.95
Shares Outstanding                                         5,024
Tangible Book Value ('000)                               $33,536

-------------------------------------------------------------------

------------------------------------------------------------------------------------------
TRADING PRICES BASED ON THE LAST TRADE ON 2/2/99
------------------------------------------------
M&A TRANSACTIONS ANNOUNCED FROM 6/30/98 TO PRESENT
--------------------------------------------------
------------------------------------------------------------------------------------------
                                         Peer Group                       Peer Group
                                          Trading            BNCM             M&A
                                        COMPARABLES      TRANSACTION      COMPARABLES
                                        -----------      -----------      -----------
Price/Book Value (%)                        0.65            149.00          337.10
Price/Tangible Book Value (%)                na             155.00            na
Price/CY Earnings Estimate (x)              5.40            10.90            10.70



------------------------------------------------------------------------------------------


=================================================     =========================================================

              PRICE/BOOK VALUE                                         PRICE/TANGIBLE BOOK VALUE
              ----------------                                         -------------------------

   Peer Group Trad Comps            $4.50                Peer Group Trad Comps                      na
   ---------------------------------------               ------------------------------------------------------
   BNCM Transaction                $10.00                BNCM Transaction                         $10.00
   ---------------------------------------               ------------------------------------------------------
   Peer Group M&A Comps            $23.36                Peer Group M&A Comps                       na


=================================================     =========================================================


=================================================

         PRICE/CY EARNINGS ESTIMATE
         --------------------------

   Peer Group Trad Comps            $5.13
   ---------------------------------------
   BNCM Transaction                $10.00
   ---------------------------------------
   Peer Group M&A Comps             $9.85


=================================================


Subprime Mortgage Company Trading Comparables
---------------------------------------------


         SUBPRIME HOME EQUITY LENDERS


                                             CLOSING                           % CHANGE
                                              PRICE         52 WEEK RANGE         FROM       SHARES      MARKET      BOOK
                                              2/2/00       LOW         HIGH       HIGH     OUT.(000s)     CAP.       VALUE
                                       --------------------------------------------------------------------------------------
                                       --------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
BNCM        BNC Mortgage Inc.                 6.94        5.88        7.25       (4%)       5,876       40,765      6.70
-----------------------------------------------------------------------------------------------------------------------------

AAM         Aames Financial Corp.             0.75        0.69        1.69       (56%)      26,704     20,028        6.32
ADVNA       Advanta A #                      19.25       14.63       21.94       (12%)      27,344    526,372       21.11
ADVNB       Advanta B #                      13.81       10.56       17.38       (21%)      27,344    377,689       21.11
ABFI        American Business Fin'l Svcs     15.38       10.13       24.50       (37%)       3,685     56,657       16.79
DFC         Delta Financial                   4.00        3.50        7.63       (48%)      15,466     61,864        9.33
FACO        First Alliance Corporation        2.63        1.31        3.44       (24%)      18,139     47,615        4.41
NCEN        New Century Financial Corp.      10.69        9.73       18.88       (43%)      18,402    196,671        9.04



                                                                       ------------------------------------------------------

                                                                       MEAN       (34%)      19,583     183,842
                                                                       MEDIAN     (37%)      18,402      61,864
                                                                       MAXIMUM    (12%)      27,344     526,372
                                                                       MINIMUM    (56%)       3,685      20,028
                                                                       ------------------------------------------------------




                                                      IBES                               EST
                                            ACTUAL        MEAN     ----------------------  EARNINGS     PRICE/
                                              1999        2000       PRICE/      PRICE/     GROWTH       BOOK
                                            EARNINGS       EE       FY 1999     2000 EE     '99-'00    9/30/99
                                          ------------------------------------------------------------------------
                                          ------------------------------------------------------------------------
BNCM        BNC Mortgage Inc.                 1.14        0.95        6.1         7.3        -17%        1.04
------------------------------------------------------------------------------------------------------------------

AAM         Aames Financial Corp.              NA          NA          NA          NA         NM         0.12
ADVNA       Advanta A #                       1.99        2.50        9.7         7.7         26%        0.91
ADVNB       Advanta B #                       1.99        2.50        6.9         5.5         26%        0.65
ABFI        American Business Fin'l Svcs      3.65        4.42        4.2         3.5         21%        0.92
DFC         Delta Financial                   1.03        1.57        3.9         2.5         52%        0.43
FACO        First Alliance Corporation        0.30        0.47        8.8         5.6         57%        0.60
NCEN        New Century Financial Corp.       2.37        2.00        4.5         5.3        -16%        1.18
                                                                   ----------------------



                                 ---------------------------------------------------------------------------------
                                 MEAN         2.24        2.24        6.3         5.0         28%        0.69
                                 MEDIAN       2.25        2.25        5.7         5.4         26%        0.65
                                 MAXIMUM      4.42        4.42        9.7         7.7         57%        1.18
                                 MINIMUM      0.47        0.47        3.9         2.5        -16%        0.12
                                 ---------------------------------------------------------------------------------



Sources: Company Filings & Bloomberg

Comparative Stock Price Performance
-----------------------------------

The Comparative Stock Price Performance graph depicts the stock performance of the selected subprime mortgage company trading comparables (Aames Financial Corp., Advanta Class A shares, Advanta Class B shares, American Business Financial Services, Delta Financial, First Alliance Corporation and New Century Financial Corp.) over a 28 month period prior to the merger. A negative pricing trend over the aforementioned time period is demonstrated, showing an average decline for the comparable group of 66%. The graph further illustrates that from the time of its initial public offering in March of 1998 to the end of January of 2000, the price of BNC Mortgage's common stock declined 44%, while the peer group declined 51% on average over the same period.

Comparable Transaction Analysis
-------------------------------

SUBPRIME MORTGAGE M&A TRANSACTIONS
Transactions announced from 10/1/1999 to 1/31/2000

                                                                                   Purchase
Completion                                                                           Price
   Date            Buyer                           Seller                         (millions)
----------    ---------------------          -----------------------------        -----------

10/01/1999    Washington Mutual Inc.         Long Beach Financial Corp.(1)          $374.8

09/01/1999    Doral Financial Corp.          Sana Mortgage Bankers Inc.               $6.0

08/31/1999    National City Corp.            First Franklin Financial Cos. Inc.     $289.2

08/31/1999    Household International Inc.   Decision One Mortgage Co.               $62.2(2)

07/02/1999    First Alliance Corporation     Coast Security Mortgage Co.              $4.0

05/06/1999    First Chesapeake Financial     Mortgage Concepts Inc.                   $4.1

03/30/1999    GreenPoint Financial Corp.     Headlands Mortgage Co.(3)              $499.2

12/31/1998    First Tennessee National       McGuire Mortgage Co.                    $13.1



Approximate Annual      Deal Price/ LTM      Deal Price /       Deal Price       Price/    Deal Price /
Origination Volume      LTM Earnings (x)    CY Earnings (x)*    / Revenue (x)   Book (%)   Originations (%)
------------------      ----------------    ----------------    -------------   --------   ----------------

 $2.9 billion                13.1               12.7               2.8            337.1       12.9

 $106 million                 5.0                 na                na               na        5.7

 $4.0 billion                  na                7.5               1.5            257.5        6.7

 $960 million                 8.0                 na                na               na         na

 $ 46 million                  na                 na                na               na        4.4

 $100 million                 5.5                 na               1.0               na        4.1

 $8.3 billion                20.0               12.0               3.0            340.6        5.2

 $350 million                  na                 na                na               na        3.8

 Median                       8.0               12.0               2.2            337.1        5.2
 Mean                        10.3               10.7               2.1            311.7        6.1



*Deal price to annual  earnings for year deal was  announced
(1) FBR acted as an advisor  to Long Beach  Financial  Corp.
(2) Plus an  unspecified  earnout
(3) "Alternative A" originator

Source:  SNL Securities LC, SEC filings and company reports
Information regarding  transactions among private institutions may be based upon information that could be deemed unreliable.


DCF Analysis
------------


----------------------------------------------
Earnings Growth Rate                    5.00%

For the years ending 2002 through 2004
----------------------------------------------


                                                           Projected for the following Years:
                                --------------------------------------------------------------------------------------
                                     2000 (a)       2001 (a)        2002            2003         2004
                                --------------------------------------------------------------------------------------

  BNCM ESTIMATED NET INCOME       $ 4,750,000     $ 6,125,000    $ 6,431,250    $ 6,752,813   $ 7,090,453






     -----------------------------------------------------------------------------------------------------------------

         Terminal
          Value                                                     DISCOUNT RATE
     -----------------------------------------------------------------------------------------------------------------
                                     15.00%           16.00%            17.00%             18%                19%
                            ------------------------------------------------------------------------------------------
            6                      $38,370,964      $36,976,182      $35,652,952       $34,396,852        $33,203,771
                                         $7.67            $7.40            $7.13             $6.88              $6.64
                            ------------------------------------------------------------------------------------------
            7                      $41,332,919      $39,788,196      $38,323,807       $36,934,746        $35,616,362
                                         $8.27            $7.96            $7.66             $7.39              $7.12
                            ------------------------------------------------------------------------------------------
            8                      $44,294,874      $42,600,210      $40,994,662       $39,472,640        $38,028,953
                                         $8.86            $8.52            $8.20             $7.89              $7.61
                            ------------------------------------------------------------------------------------------
            9                      $47,256,829      $45,412,225      $43,665,517       $42,010,533        $40,441,544
                                         $9.45            $9.08            $8.73             $8.40              $8.09
                            ------------------------------------------------------------------------------------------
            10                     $50,218,784      $48,224,239      $46,336,372       $44,548,427        $42,854,135
                                        $10.04            $9.64            $9.27             $8.91              $8.57
     -----------------------------------------------------------------------------------------------------------------

     * values assume a sale transaction at the end of year five, subject to the above listed terminal values
    (a) per IBES median estimates


                              BNCM ACQUISITION CO.
                                    OVERVIEW


BNCM Acquisition Co.
--------------------

o Select executive officers of BNC Mortgage, Inc. which includes: Kelly W. Monahan, Peter R. Evans, Al Lapena, Gary Vander-Haeghen, Marles Crow and Jamie Langford.

o    Lehman Brothers Holdings, Inc. or affiliates thereof;

o    Evan Buckley

                            FBR CONCLUSION REGARDING
                                    FAIRNESS


FBR Conclusion Regarding Fairness
---------------------------------

o Given various assumptions relating to the execution of a definitive purchase agreement and current market conditions:

o The acquisition of BNC Mortgage, Inc. by BNC Acquisition Corp. is fair, from a financial point of view, to the shareholders of BNC Mortgage, Inc.

                                   NEXT STEPS

Next Steps
----------

o    Sign definitive agreement

o    Exchange and approve press releases; announce transaction

o    Proxy solicitation: BNCM shareholder base

o    Secure necessary regulatory approvals

o    Close the transaction